Exhibit 99.1

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2008

MANCHESTER, CT – August 4, 2008 – LYDALL, INC. (NYSE: LDL) today announced financial results for the second quarter and six months ended June 30, 2008.

Net sales for the second quarter ended June 30, 2008 were $88.9 million compared with $87.8 million for the same period in 2007. Excluding the impact of foreign currency translation, net sales decreased by $3.3 million, or 3.7 percent, in the second quarter of 2008 compared with the second quarter of 2007. Net income for the current quarter was $2.9 million, or $.17 per diluted share, compared with $3.5 million, or $.21 per diluted share, for the second quarter of 2007.

The results for the second quarter of 2008 included severance related charges of $1.0 million, an increase of $0.9 million, or $.03 per diluted share, compared to the second quarter of 2007. These charges were related to realigning management in the global automotive business and reducing the workforce at certain operations as a result of lower production requirements.

Year-to-date earnings per share increased to $.37 per diluted share on net sales of $183.2 million from $.29 per diluted share on net sales of $171.5 million for the six months ended June 30, 2007. Net income for the six months ended June 30, 2008 was $6.1 million compared with $4.8 million for the comparable period in 2007.

Gross margin as a percent of net sales for the second quarter of 2008 was 22.6 percent compared with 23.2 percent for the same quarter of 2007. Higher severance related charges of $0.3 million in the current quarter negatively impacted gross margin percentage by 40 basis points. The remaining decrease in gross margin percentage in the current quarter was due to increases in raw material and energy costs in both the Thermal/Acoustical and Performance Materials segments, partially offset by cost savings generated from operational efficiency improvements.

Selling, product development, and administrative expenses were $15.5 million, or 17.4 percent of net sales, for the second quarter ended June 30, 2008, compared with $14.6 million, or 16.7 percent of net sales, for the same quarter of 2007. Excluding the impact of foreign currency translation, selling, product development and administrative expenses increased by $0.3 million in the current quarter as compared to the second quarter of 2007. Higher severance related charges of $0.6 million, primarily in the Thermal/Acoustical segment, were partially offset by lower Corporate office litigation expense.

Net cash provided by operating activities was $7.1 million in the second quarter of 2008 compared with $2.9 million in the second quarter of 2007. This improvement was primarily due to a reduction in accounts receivable due to improved collection results, and to a lesser extent, the reduction of tooling sales.

Dale Barnhart, President and Chief Executive Officer, commented, “Overall I am relatively pleased with our second quarter results in light of the economic conditions in the United States. Less demand for automobiles by U.S. consumers resulted in lower production of automobiles containing our parts. In contrast to North America, production in the European automotive market that the Company serves was relatively stable in the second quarter and first half of 2008.

“Our Performance Materials group reported solid sales growth of nine percent in the second quarter, but was not immune to increases in raw material and energy costs which negatively impacted this group, as well as our automotive businesses during the quarter. During the second quarter, the Company announced price increases, effective in the second half of 2008, on certain performance materials’ products. These price increases are expected to mitigate a portion of the increased raw material and energy costs during the remainder of 2008.

“Our balance sheet remains strong, and from a cash flow perspective, the Company generated over $7 million of cash flow from operations in the second quarter of 2008 and over $15 million year-to-date. We will continue to invest in our businesses and support growth initiatives.

“Looking forward to the second half of 2008, we expect to continue to face sales volume reductions in our North American automotive business and be challenged by higher raw material and energy costs throughout many of our businesses. The Company continues to focus its efforts on mitigating the impact of higher raw material and energy costs through cost savings generated from Lydall’s Lean Six Sigma program and other cost reduction initiatives, as well as passing commodity and energy cost increases on to our customers to the extent possible.”

Segment Information

Thermal/Acoustical – For the second quarter of 2008, Thermal/Acoustical segment net sales were $45.0 million compared with $47.0 million for the second quarter of 2007. Excluding the impact of foreign currency translation, segment net sales decreased by $5.2 million in the current quarter compared with the second quarter of 2007, including reductions in automotive parts and tooling net sales of $4.2 million and $1.0 million, respectively. Automotive parts net sales in North America decreased by $5.4 million in the current quarter due to the continued weakness in the U.S. automotive market. A relatively stable automotive market in Europe resulted in increased automotive parts net sales of $1.2 million during the second quarter of 2008 as compared to the same period of 2007.

Excluding the impact of foreign currency translation, operating income for the Thermal/Acoustical segment decreased by $2.2 million in the current quarter compared with the second quarter of 2007. This decrease was attributable to lower automotive products net sales, as well as reduced gross margin as a percent of net sales due to higher raw material costs and severance related charges. Operating income for the segment was negatively impacted by an increase in severance related charges of $0.8 million in the current quarter.

Performance Materials – Segment net sales were $31.2 million in the current quarter compared with $27.5 million in the same period last year. Excluding the impact of foreign currency translation, segment net sales increased by $2.5 million, or 9.0 percent, for the second quarter of

2008 as compared to the second quarter of 2007. Higher filtration products net sales of $1.7 million primarily contributed to this growth. In addition, net sales of industrial thermal insulation products increased by $0.8 million in the current quarter due to the continued strong demand in the electrical markets as well as increased net sales to manufacturers of cryogenic equipment for liquid gas storage and transportation.

Excluding the impact of foreign currency translation, operating income for the segment was essentially flat for the second quarter of 2008 compared with the second quarter of 2007. The increase in net sales during the current quarter was offset by a lower gross margin as a percentage of net sales. Increased raw material and energy costs contributed to the reduction in gross margin percentage, and to a lesser extent, product mix.

Other Products and Services – Net sales for the second quarter of 2008 were $13.5 million compared with $14.4 million for the comparable quarter of 2007. Operating loss for the current quarter was $0.1 million, compared to an operating loss of $0.3 million in the second quarter of 2007. The decrease in net sales in the current quarter versus the prior year’s second quarter and the current quarter operating loss for OPS were attributable to the Company’s Affinity® temperature control equipment business, which is being impacted by a slow-down in capital equipment spending in the semiconductor industry.

Conference Call

Lydall will host a conference call today at 2:00 p.m. ET to discuss its second quarter ended June 30, 2008 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at 877-440-5804 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2007 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Cautionary Note Concerning Factors That May Affect Future Results,” and “Risk Factors” which outline certain risks regarding the Company’s forward-looking statements. Such risks include, among others: a major downturn of the automotive market, which accounted for approximately 53 percent of Lydall’s net sales for the first half of 2008, dependence on large customers, including significant amounts of accounts receivable due from automakers at any point in time, pricing pressures from OEM automotive customers, and changes in raw material pricing and supply, specifically, aluminum and other metals used in most of the Company’s heat-shield products, various fibers used in thermal/acoustical and performance materials products. In addition, increases in energy pricing, inherent risks at international operations, including fluctuations in foreign exchange rates, the timing and performance of new-product introductions, compliance with environmental laws and regulations, outcomes of legal contingencies or assertions by or against the Company relating to intellectual property rights, changes in tax laws and rates, and strategic transactions can impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company Contact: Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Telephone 860-646-1233, email: investor@lydall.com

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Lydall, Inc. News Release	5 of 6	August 4, 2008

Summary of Operations

In thousands except per share data

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$88,908	$87,754	$183,186	$171,469
Cost of sales	68,772	67,368	141,571	133,230

Gross margin	20,136	20,386	41,615	38,239
Selling, product development and administrative expenses	15,457	14,637	31,878	30,361

Operating income	4,679	5,749	9,737	7,878
Interest expense	129	113	244	221
Other (income) expense, net	(51)	32	(179)	28

Income before income taxes	4,601	5,604	9,672	7,629
Income tax expense	1,703	2,083	3,579	2,832

Net income	$2,898	$3,521	$6,093	$4,797

Basic earnings per common share	$0.18	$0.22	$0.37	$0.30
Diluted earnings per common share	$0.17	$0.21	$0.37	$0.29

Weighted average common shares outstanding	16,439	16,294	16,422	16,225
Weighted average common shares and equivalents outstanding	16,610	16,585	16,516	16,501

Summary of Segment Information

In thousands

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net Sales

Thermal/Acoustical	$44,982	$47,031	$96,282	$92,013
Performance Materials	31,191	27,460	60,973	54,364
Other Products and Services	13,497	14,390	27,457	27,354
Reconciling Items	(762)	(1,127)	(1,526)	(2,262)

Consolidated Totals	$88,908	$87,754	$183,186	$171,469

Operating Income

Thermal/Acoustical	$2,854	$4,877	$7,520	$8,638
Performance Materials	4,864	4,831	9,476	8,337
Other Products and Services	(138)	(299)	(381)	(710)
Corporate Office Expenses	(2,901)	(3,660)	(6,878)	(8,387)

Consolidated Totals	$4,679	$5,749	$9,737	$7,878

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Lydall, Inc. News Release	6 of 6	August 4, 2008

Financial Position

In thousands except ratio data

(Unaudited)

	June 30, 2008	December 31, 2007
Cash and cash equivalents	$26,615	$15,716
Working capital	$72,575	$63,506
Total debt	$9,865	$9,829
Stockholders’ equity	$192,909	$180,453
Total capitalization	$202,774	$190,282
Current ratio	2.5	2.4
Total debt to total capitalization	4.9%	5.2%

Cash Flows
In thousands (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net cash provided by operating activities	$7,106	$2,880	$15,262	$654
Net cash used for investing activities	$(2,562)	$(2,386)	$(5,287)	$(5,301)
Net cash provided by financing activities	$350	$718	$115	$3,963
Depreciation and amortization	$3,882	$3,783	$7,845	$7,607
Capital expenditures	$2,562	$2,386	$5,287	$5,301

Common Stock Data
Quarter Ended June 30,

	2008	2007
High	$15.82	$18.55
Low	$10.45	$13.56
Close	$12.55	$14.61

During the second quarter of 2008, 8,912,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

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